Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOOD HARBOR PARTNERS ACQUISITION CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called, the “Corporation”) is Good Harbor Partners Acquisition Corp.

2. The Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on March 7, 2006 (the “Certificate of Incorporation”), is hereby amended by striking out Article FIFTH, Sub-paragraph C thereof and by substituting in lieu of said Sub-paragraph the following new Sub-paragraph:

C. If, however, the Corporation does not consummate a Business Combination with a Target Business by the earlier of (i) March 15, 2008 and (ii) the date on which the stockholders of the Corporation approve the distribution of the Trust Fund prior to March 15, 2008 (such earlier date being defined as the “Termination Date,” and the period from the effectiveness of the Registration Statement filed in connection with the IPO up to and including the first to occur of the (x) consummation of a Business Combination and (y) Termination Date being defined as the “Target Business Acquisition Period”), then, in such event, all outstanding shares of Class B Common Stock shall be automatically cancelled and shall revert to the status of authorized but unissued shares of Class B Common Stock, and the Corporation shall thereupon distribute, and shall cause its officers to effect the distribution of, the Trust Fund, inclusive of any interest thereon, to the holders of Class B Common Stock within sixty days of the Termination Date. The Corporation shall pay no distributions out of the Trust Fund to any other shares of capital stock of the Corporation. From and after the Termination Date and until surrendered to the trustee of the Trust Fund, any certificate evidencing shares of Class B Common Stock shall represent solely the right of the holder to receive his ratable proportion of any distribution from the Trust Fund. After the distribution of the Trust Fund and the cancellation of the Class B Common Stock, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 31st day of January, 2008.

GOOD HARBOR PARTNERS ACQUISITION CORP.

By:	/s/ Ralph S. Sheridan
Name:	Ralph S. Sheridan
Title:	Chief Executive Officer